                                                                   EXHIBIT (4)-1






                     HERITAGE FINANCIAL HOLDING CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

                     HERITAGE FINANCIAL HOLDING CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


1.       SUCCESSOR.

         The Company is the successor to Heritage Bank, and the Company is vested with the rights and privileges under the Plan pursuant to the Plan of Reorganization and Agreement of Merger entered into as of March 14, 2000, by and among Heritage Financial Holding Corporation, Heritage Interim Corporation and Heritage Bank.

2.       PURPOSE.

         The purpose of the Heritage Financial Holding Corporation Employee Stock Purchase Plan is to provide eligible employees of the Company with the opportunity to acquire shares of common stock of the Company on a payroll deduction basis. The Company believes that employee participation in the ownership of the Company will be to the mutual benefit of both the employees and the Company. The Company intends to have the Plan qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended, and the Plan shall be administered and construed in a manner consistent with such provisions.

3.       DEFINITIONS.

         (a) "Board of Directors" or "Board" means the Board of Directors of the Company.

         (b)      "Code" means the Internal Revenue Code of 1986, as amended.

         (c) "Committee" means the Compensation Committee of the Board of Directors as provided in Section 4 hereof.

         (d) "Common Stock" means the Common Stock of the Company, par value $.01 per share, or such other class of shares or other securities to which the provisions of the Plan may be applicable by reason of the operation of Section 18 hereof.

         (e) "Company" means Heritage Financial Holding Corporation, a Delaware corporation, and such of its majority owned subsidiaries as the Committee shall designate.

         (f) "Fair Market Value" of a share of Common Stock on any particular date means the average between the bid and ask prices quoted on such date by the National Daily Quotation Service, or on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System or a registered securities exchange, if listed thereon. In the event that both bid and ask prices are not so quoted, then the Fair Market Value shall be the bid price determined by the National Association of Securities

                  Dealers, Inc. ("NASD") local quotations committee as most recently published in a daily newspaper of general circulation in Morgan County, Alabama. In the event that no such bid price is published, then Fair Market Value shall be the fair market value as determined by the Board of Directors.

         (g) "Participant" means any eligible employee opting to participate in the Plan.

         (h) "Plan" means the Heritage Financial Holding Corporation Employee Stock Purchase Plan, as set forth herein and all subsequent amendments hereto.

4.       ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee shall be composed of at least two or more Non-Employee Directors, as defined in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, or any successor rule thereto. The Committee shall administer the Plan and, subject to the provisions of the Plan and the Certificate of Incorporation and Bylaws of the Company, have full authority to make and interpret such equitable rules and regulations regarding administration of the plan as it may deem advisable. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its stockholders, directors, officers, employees, Participants, and their respective estates and beneficiaries. No member of the Committee shall be liable to the Company, any shareholder, any employee of the Company or its subsidiaries or any Participant in the Plan for any action of determination in good faith with respect to the Plan.

5.       SHARES SUBJECT TO PLAN.

         The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 38,000 shares, subject to adjustment as provided in Section 18 hereof. If the total number of shares subscribed for hereunder exceeds 38,000 as of any offering date, the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform and equitable manner as shall be practicable so that the aggregate number of shares subscribed for will not exceed 38,000.

6.       EMPLOYEES ELIGIBLE TO PARTICIPATE.

         Any employee of the Company who is actively employed by the Company at the beginning of any offering period is eligible to subscribe for the purchase of shares of Common Stock under the Plan, except:

         (a) employees who have been employed by the Company less than three months;

         (b) employees whose customary employment is 20 hours or less per week; and

         (c) employees whose customary employment is for not more than five months in any calendar year.

         The Company shall furnish information relating to the Plan to each employee who is or becomes eligible to participate. If the employee elects to participate in the Plan (and thus becomes a Participant), he or she shall enroll according to the enrollment procedures set forth in the information provided by the Company.

7.       OFFERING PERIODS.

         The Company will make a series of offerings at six-month intervals, for a period of 15 days during each offering period, granting its eligible employees the opportunity to subscribe to purchase shares of Common Stock. The last business day of each offering period shall be deemed the offering date for such period. In order to purchase shares of Common Stock offered hereunder, an eligible employee must sign a subscription agreement and any other related documents during the offering period.

8.       PURCHASE PRICE.

         The purchase price per share of Common Stock at each offering will be 85% of the then Fair Market Value for shares of Common Stock. The Company will issue, from its authorized but unissued shares, such shares as it will require to satisfy the subscriptions of the employees within a period of time ending not later than two weeks after the offering date for the subscription period. In no event will the purchase price be less than 85% of the Fair Market Value of the Common Stock as of the offering date. The purchase price per share shall be subject to adjustment in accordance with the provisions of Section 18 hereof.

9.       SUBSCRIPTION LIMITS.

         The minimum number of shares of Common Stock for which an employee will be permitted to subscribe at any one offering is 10 shares and the maximum is 50 shares, subject to the guidelines as provided for in Section 19 hereof.

         If the number of shares to be purchases by all Plan Participants exceeds the number of shares authorized under Section 5 hereof, a pro-rata allocation of the available shares will be made among all Participants.

10.      PAYROLL DEDUCTIONS.

         Concurrently with his execution of a subscription agreement, a Participant shall authorize the Company to make payroll deductions to pay for the shares of Common Stock he has subscribed for. Payment of the purchase price of such shares shall be made in equal regular installments (not less often than monthly) withheld from the Participant's regular pay during the period of 12 calendar months commencing with the month following that in which the offering period expires. If a Participant subscribes for additional shares of Common Stock in successive offering periods, the amount of his payroll deductions shall be increased accordingly. Additionally, a Participant may prepay the amount due by him in whole or in part at any time.

11.      ACCOUNT; DELIVERY OF SHARES.

         The Company will maintain an account for each Participant who purchases shares of Common Stock hereunder showing the number of shares each Participant has subscribed to purchase and the number of shares allocated to each Participant's account. At least annually (or more often if the Committee deems it appropriate) the Company shall furnish each subscribing Participant a statement of his account. Shares of Common Stock covered by a subscription agreement shall be deemed to have been sold to the employee on the date on which the full purchase price of all shares covered by such agreement has been withheld or paid. After receiving the full purchase price of all such shares, the Company may continue to hold such shares in a Participant's account for his benefit and convenience, provided that if a Participant makes a written request for delivery of his shares, the Company shall promptly deliver a stock certificate or certificates for such shares to him.

12.      CANCELLATION OF PARTICIPATION IN THE PLAN.

         Each subscribing Participant shall have the right to cancel his subscription agreement at any time prior to payment in full for the shares for which he has subscribed by giving the Company written notice thereof. In that event, the Company will refund all money the Participant has had withheld or has paid in with respect to the canceled subscription. Such cancellation will have no effect on any shares of Common Stock purchased under a previous subscription agreement which are held in his account. Should any installment be due and unpaid for 15 days without satisfactory arrangement for the payment thereof being made within such 15-day period, the subscription agreement shall thereby be automatically terminated and the money previously paid shall be refunded to the Participant.

13.      EMPLOYEES' RIGHTS AS SHAREHOLDERS.

         No Participant shall have any rights as a shareholder of the Company until he has made full payment for the shares he has subscribed for. No Participant will be entitled to any cash dividends declared by the Company unless the Participant has made full payment for the shares he has subscribed for prior to the ex-dividend date of such declared dividends. Thereafter, he shall have full rights as a shareholder of the Company, but it shall not be necessary for the Company to make actual delivery of a stock certificate to him.

14.      INTEREST.

         No interest will be credited or paid by the Company on any money withheld or paid in hereunder by the Participants under any circumstances.

15.      RIGHTS NOT TRANSFERABLE.

         No Participant shall have the right to transfer, pledge or assign his rights under the Plan or any subscription agreement entered into pursuant to the Plan other than by will or the laws of descent and distribution. Any such attempted transfer, pledge, assignment or other disposition shall be treated as an election of the Participant to withdraw his or her participation in the Plan.

16.      TERMINATION OF EMPLOYMENT.

         Upon termination of employment for any reason whatsoever, including, but not limited to, death or retirement, the Participant, or his personal representative in the event of his death, may elect within 60 days after the happening of such event to pay the entire balance due and receive the shares subscribed for. The failure to make such election within such period will be treated as notice of cancellation and a refund will be paid to such employee or his estate as provided in Section 12.

17.      AMENDMENT OR DISCONTINUANCE OF THE PLAN.

         The Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that no Participant's rights under existing subscription agreements are adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in Section 18 hereof,:

         (a) increase above 38,000 the total number of shares to be offered without approval of the shareholders of the Company; or

         (b) cause the Plan to fail to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Code.

18.      ADJUSTMENT OF SUBSCRIPTIONS.

         In the event of (1) any dividend payable in shares of Common Stock; (2) any recapitalization, reclassification, split-up or consolidation of, or other change in, the Common Stock; or (3) an exchange of the outstanding shares of Common Stock, in connection with a merger, consolidation or other reorganization of or involving the Company or a sale by the Company of all or a portion of its assets, for a different number or class of shares of stock or other securities of the Company or for shares of the stock or other securities of any other corporation (whether issued to the Company or to its shareholders); the number of shares of Common Stock available under the Plan pursuant to Section 5 hereof shall be adjusted to appropriately reflect the occurrence of the event specified in (1), (2) or (3) above. Any such adjustments made by the Committee shall be final, conclusive and binding upon all persons, including, without limitation, the Company, the shareholders and directors of the Company and any persons having any interest in any stock purchased under the Plan.

19.      SHARE OWNERSHIP.

         Notwithstanding anything herein to the contrary:

         (a) No Participant shall be permitted to subscribe for any shares of Common Stock under the Plan if such Participant, immediately after such subscription, owns shares (including all shares which may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company. For the foregoing purposes, the rules of Section 425(d) of the Code shall apply in determining share ownership.

         (b) No Participant shall be allowed to subscribe for any shares of Common Stock under the Plan which permits his rights to purchase shares under all stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the fair market value of such shares (determined at the time the subscription agreement is entered into) (as determined under Section 432 of the
Code) for each calendar year in which such right to subscribe is outstanding at any time.

20.      APPROVAL OF SHAREHOLDERS.

         The Plan shall be submitted for approval by the Shareholders of the Company at their next annual meeting. Subscriptions hereunder shall be subject to the condition that the Plan will be so approved. If the Plan is not so approved within the time required by Section 423(b)(2) of the Code, the Plan shall terminate, all subscriptions shall be cancelled, and all persons who shall have subscribed for shares hereunder shall be entitled to the prompt refund in cash of all sums withheld from or paid by them pursuant to the Plan and subscriptions hereunder.

 21.     COMPLIANCE WITH SECURITIES LAWS.

         Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue any shares of Common Stock under the Plan unless such issuance would comply with all applicable laws, including Federal and state securities laws, and the applicable regulations and requirements of any securities exchanges or similar entities.

 22.     COMPLIANCE WITH SECTION 16(B).

         With respect to any person who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Committee may, at any time, add such conditions and limitations respecting eligibility or participation under the Plan as it deems necessary or desirable to comply with the requirements of Rule 16b-3 thereunder; provided, however, that any rights or privileges that are extended to such persons shall be extended uniformly to all eligible employees.

23.      WITHHOLDING TAXES.

         Amounts withheld, shares issued and payments made pursuant to the Plan may be subject to withholding taxes, and the Company and its subsidiaries shall have the right to withhold from any payment or distribution of shares or to collect as a condition of any payment or distribution under the Plan, as applicable, any taxes required by law to be withheld.

24.      NO CONTINUED EMPLOYMENT.

         The Plan does not constitute a contract for employment or continued service, and participation in the Plan will not give any employee the right to be retained in the employment of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

25.      PRONOUNS; HEADINGS.

         Wherever any words are used in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. Headings used herein are for general information only and do not constitute part of the Plan.

26.      CHOICE OF LAW.

         The validity, interpretation and administration of the Plan and of any rules, regulations, determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Delaware.

         Without limiting the generality of the foregoing, the period within which any action in connection with the Plan must be commenced shall be governed by the laws of the State of Delaware, without regard to the place where the act or omission complained of took place, the residence of any party to such action or the place where the action may be brought or maintained.